Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FIRST QUARTER RESULTS

Milwaukee, Wisconsin – October 18, 2007 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported improved operating results for the fiscal first quarter ended September 30, 2007.

Net sales for the three months ended September 30, 2007 were $42.7 million compared to net sales of $38.1 million for the three months ended October 1, 2006.  Net income for the period was $2.4 million, compared to $.7 million in the prior year quarter.  Diluted earnings per share for the period were $.69 compared to $.21 in the prior year quarter.

Sales to STRATTEC’s largest customers overall increased in the current quarter compared to the prior year quarter.  Sales to General Motors Corporation in the current quarter were $12.5 million compared to $7.9 million in the prior year quarter due to higher product content on certain GM vehicles and the takeover of certain passenger car lockset production from another supplier.  Sales to Chrysler LLC were $10.6 million compared to $12.5 million and sales to Delphi Corporation were $4.0 million compared to $4.5 million due to reduced component content.  Sales to Ford Motor Company were $5.5 million compared to $4.6 million, due to higher product content and higher production on the vehicles we supply.  Sales during the month of September were weaker than anticipated for the above four customers.  Subsequently, these customers’ announced production cuts that will effect our 2nd fiscal quarter ending December 30, 2007.

Gross profit margin was 19.6 percent in the current quarter compared to 13.9 percent in the prior year quarter.  The increase in gross profit margin was primarily attributed to a more favorable sales content mix, higher levels of production as a result of increased orders from some of our customers and price increases to recover higher purchased raw material costs.

Normal operating expenses were $5.8 million in the current quarter, compared to $5.1 million in the prior year quarter.   The increased spending is attributed to new product development and higher stock based compensation costs.

During the current quarter, the Company contributed $1.5 million to its Pension Fund and paid a special dividend of $1.00 per share and a quarterly dividend of $.15 per share that totaled $4.1 million.

At the Company’s 2007 Annual Meeting held October 9, 2007, STRATTEC shareholders re-elected Mr. Frank J. Krejci to the Company’s Board of Directors for an additional three-year term.

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”  Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	First Quarter Ended
	September 30, 2007	October 1, 2006
	(Unaudited)

Net Sales	$42,739		$38,050
Cost of Goods Sold	34,345		32,768
Gross Profit	8,394		5,282

Engineering, Selling &
Administrative Expenses	5,793		5,056
Income from Operations	2,601		226

Interest Income	913		922
Interest Expense	-		-
Other Income, Net	308		28
Minority Interest	49		-
	3,871		1,176

Provision for Income Taxes	1,452		435

Net Income	$2,419		$741

Earnings Per Share:
Basic	$.69	$	. 21
Diluted	$.69	$	. 21
Average Basic
Shares Outstanding	3,519		3,598

Average Diluted
Shares Outstanding	3,525		3,600

Other:
Capital Expenditures	$1,746		$915
Depreciation & Amortization	$1,738		$1,749

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	September 30, 2007	July 1, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$60,823	$65,491
Receivables, net	25,641	26,890
Inventories	9,532	7,166
Other current assets	13,788	13,017
Total Current Assets	109,784	112,564
Deferred Income Taxes	2,420	2,117
Investment in Joint Ventures	2,988	2,813
Prepaid Pension Cost	5,666	4,385
Other Long Term Assets	38	41
Property, Plant and Equipment, Net	26,503	26,526
	$147,399	$148,446

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$14,380	$16,575
Other	17,021	14,906
Total Current Liabilities	31,401	31,481
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Postretirement Obligations	13,603	13,431
Minority Interest	862	574
Shareholders’ Equity	242,764	244,119
Accumulated Other Comprehensive Loss	(14,416)	(14,341)
Less: Treasury Stock	(126,815)	(126,818)
Total Shareholders’ Equity	101,533	102,960
	$147,399	$148,446

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
	First Quarter Ended
	September 30, 2007	October 1, 2006
	(Unaudited)
Cash Flows from Operating Activities:
Net Income	$2,419	$741
Adjustments to Reconcile Net Income to
Cash Used in Operating Activities:
Minority Interest	(61)	-
Depreciation and Amortization	1,738	1,749
Stock Based Compensation Expense	313	193
Change in Operating Assets/Liabilities	(3,419)	134
Other, net	(218)	99

Net Cash Provided by Operating Activities	772	2,916

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-
Additions to Property, Plant and Equipment	(1,746)	(915)
Proceeds from Sale of Property, Plant
and Equipment	-	21

Net Cash Used in Investing Activities	(1,746)	(894)

Cash Flow from Financing Activities:
Purchase of Common Stock	-	(3,326)
Dividends Paid	(4,050)	-
Contribution from Minority Interest	349	-
Reissue/Exercise of Stock Options	7	9

Net Cash Used in Financing Activities	(3,694)	(3,317)

Net Decrease in Cash and Cash Equivalents	(4,668)	(1,295)

Cash and Cash Equivalents:
Beginning of Period	65,491	65,712
End of Period	$60,823	$64,417